UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2010

Atlas Pipeline Holdings, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, PA		15108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2010, Atlas Pipeline Mid-Continent LLC (“APL Mid-Con”), an indirect wholly-owned subsidiary of Atlas Pipeline Partners, L.P. (the “Company”), a subsidiary of Atlas Pipeline Holdings, L.P., entered into a definitive agreement (the “Securities Purchase Agreement”) with Enbridge Pipelines (Texas Gathering) L.P. (“Buyer”) to sell its subsidiaries, Elk City Oklahoma GP, LLC and Elk City Oklahoma Pipeline, L.P. (collectively, the “Elk City Companies”) to Buyer for $682 million in cash. The Elk City Companies own, directly or indirectly, the Company’s (i) Elk City and Sweetwater, Oklahoma natural gas gathering systems and related processing and treating facilities (including the Prentiss treating facility); and (ii) Nine Mile processing plant. The purchase price will subject to an adjustment based on the working capital of the Elk City Companies as of the closing date. Each of the Company and Enbridge Energy Partners, L.P., the parent of Buyer, guaranteed its respective subsidiary’s obligations under the Securities Purchase Agreement.

The closing of the transactions described by the Securities Purchase Agreement is subject to customary closing conditions, including receipt of any approval required, or early termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 29, 2010	ATLAS PIPELINE HOLDINGS, L.P.

	By:	Atlas Pipeline Holdings GP, LLC, its general partner

	By:	/s/ Eric T. Kalamaras
	Name:	Eric T. Kalamaras
	Its:	Chief Financial Officer

3